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FOR IMMEDIATE RELEASE

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Genaera Corporation	The Trout Group (Investor Inquiries)
Investor Relations	Ritu Baral (212) 477-9007 ext. 25
(610) 941-5675	Sam Brown Inc. (Media Inquiries)
www.genaera.com	Mike Beyer (773) 463-4211; beyer@sambrown.com

GENAERA ANNOUNCES INTERIM EVIZON™ PHASE II (MSI-1256F-209) DATA

-- 40 mg intravenous dose safe and active in stabilizing vision in wet AMD --

-- Conference Call/Webcast Scheduled for Today at 5:00 PM EST --

Plymouth Meeting, PA -- March 1, 2006 -- Genaera Corporation (Nasdaq: GENR) today announced data from a 24 week interim analysis of its largest Phase II trial, MSI-1256F-209 (Study 209), of EVIZON™ (squalamine lactate), under development for the treatment of "wet" age-related macular degeneration (AMD). At 24 weeks of therapy, the 40 mg dose of EVIZON was safe and well tolerated and stabilized vision in both the Study Eyes and the Fellow Affected Eyes of the majority of subjects.

In Study Eyes, EVIZON improved or stabilized vision (defined as a loss of less than 15 letters in visual acuity) in 83 percent of subjects receiving the 40 mg dose, compared to 71 percent of subjects in the control group, a differential of 12 percent. This effect was significantly more pronounced in subjects who did not receive photodynamic therapy with verteporfin (PDT). The data also provided additional signals of a dose response and support the Company's plans to initiate an additional Phase II study, MSI-1256F-212 (Study 212), to explore doses of EVIZON of up to 160 mg.

"These data from our first controlled study of intravenous EVIZON as monotherapy for the treatment of wet AMD confirm previous safety experience and demonstrate dose response and efficacy signals in both the Study and Fellow Affected Eyes. Additionally, the data suggest, as we suspected, that doses higher than 40 mg may produce greater improvements in visual acuity," said Jack Armstrong, President and CEO of Genaera Corporation. "Because of the potential to provide a more clinically useful and competitive therapy, we will proceed with Study 212 and, based on the information gathered, make any necessary changes to our Phase III strategy."

Study 209 Protocol

Study 209 is a Phase II randomized, multi-center, double-masked, controlled clinical trial designed to assess the safety of two doses of EVIZON (40 mg and 20 mg) and their potential effect on visual acuity. Intravenous treatment is administered weekly for the first four weeks and monthly thereafter. PDT as background therapy is allowed for all subjects in the study at the discretion of the investigator. Data were also analyzed for those subjects who did not receive PDT during the study.

Study 209 Demographics

The full interim analysis included data on 108 subjects. Average age of enrolled subjects was 75 years. Nearly half of the subjects had active occult disease and approximately 60 percent had a fellow affected eye. Areas of choroidal neovascularization and fluorescein leakage were much larger in the 40 mg treated group than in the control group at baseline.

Study Eye Responses

In the 40 mg group, 5 percent of subjects (2/42) had a gain in visual acuity of fifteen letters or more, compared with 4 percent of subjects in the 20 mg group (2/45) and no subjects in the control group. In the 40 mg, 20 mg and control groups, stable vision was observed in 79 percent (33/42), 69 percent (31/45) and 71 percent (15/21) of the subjects, respectively. Overall, 83 percent of subjects in the 40 mg group experienced stable or improved vision compared with 71 percent of subjects in the control group, a difference of 12 percent.

In a sub-analysis of the Study Eye from subjects who did not receive PDT (91 subjects), 6 percent of Study Eyes in the 40 mg group (2/35) had a gain in visual acuity of fifteen letters or more, compared with 5 percent for the 20 mg group (2/41) and none in the control group. In the 40 mg, 20 mg and control groups, stable vision was observed in 77 percent (27/35), 73 percent (30/41) and 60 percent (9/15) of the Study Eyes, respectively. Overall, 83 percent of subjects in the 40 mg group (29/35) experienced stable or improved vision in the Study Eye compared with 60 percent of subjects in the control group (9/15), a difference of 23 percent in the "no-PDT" population.

Fellow Affected Eye Responses

The data also suggested that the Fellow Affected Eye showed a dose-related improvement in visual acuity.

In the 40 mg group, 11 percent of subjects (3/27) had a gain in visual acuity of fifteen letters or more, compared with 7 percent of subjects in the 20 mg group (2/28) and no subjects in the control group. No Fellow Affected Eyes from subjects in any dosage group lost fifteen letters or greater.

In a sub-analysis of Fellow Affected Eyes from subjects who did not receive PDT, 13 percent of the subjects in the 40 mg group (3/23) had a gain in visual acuity of fifteen letters or more, compared with 8 percent of subjects in the 20 mg group (2/26) and no subjects in the control group. No Fellow Affected Eyes from subjects in any dosage group lost fifteen letters or greater.

Safety

The most frequently reported treatment-related adverse events in the 24-week interim analysis of Study 209 were infusion site reactions, which were dose related and consistent with adverse events reported in prior studies. All of these events were considered mild to moderate. There were no systemic or ocular serious adverse events reported in any subject at the 24-week interim analysis of Study 209.

About Study 212

Study 212 is a planned, multi-center, randomized, open label, pharmacodynamic and safety study designed to evaluate four dose levels of EVIZON, 40 mg, 80 mg, 120 mg, and 160 mg, in 36 subjects over 16 weeks of treatment (4 weekly doses followed by 3 monthly doses). Several prominent centers have been recruited to conduct the study, which the Company expects to initiate in the second quarter of 2006.

Conference Call Information

Genaera Corporation will host the conference call on March 1, 2006 at 5:00 PM Eastern Time, 2:00 PM Pacific Time. Those who wish to participate in the call and have the opportunity to pose questions may call (877) 407-9205 and provide the conference ID number 194771 approximately 10 minutes before the start time. To access the live or archived audio-only portion of the call via the Internet, please log on to the home page of the Company's website, http://www.genaera.com. Please connect to the site prior to the conference call to ensure adequate time for any software download that may be needed to hear the webcast.

About Genaera Corporation

Genaera Corporation is a biopharmaceutical company committed to developing medicines to address substantial unmet medical needs in major pharmaceutical markets. The Company has four products in development for the treatment of eye, cancer and respiratory disorders. EVIZON™ (squalamine lactate) is Genaera's lead product in development for ophthalmic indications, specifically "wet" age-related macular degeneration (AMD). Genaera's other programs include: squalamine for the treatment of cancer; interleukin-9 antibody, a respiratory treatment based on the discovery of a genetic cause of asthma; and LOMUCIN™, a mucoregulator to treat the overproduction of mucus and secretions involved in many forms of chronic respiratory disease.

This announcement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties, known and unknown. Forward-looking statements reflect management's current views and are based on certain expectations and assumptions. You may identify some of these forward-looking statements by the use of words in the statements such as "anticipate," "believe," "continue," "develop," "expect," "plan" and "potential" or other words of similar meaning. Genaera's actual results and performance could differ materially from those currently anticipated and expressed in these and other forward-looking statements as a result of a number of risk factors, including, but not limited to: Genaera's history of operating losses since inception and its need for additional funds to operate its business; the costs, delays and uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process; the risk that clinical trials for Genaera's product candidates, including EVIZON, may be delayed or may not be successful; the risk that Genaera may not obtain regulatory approval for its products, whether due to adequacy of the development program, the conduct of the clinical trials, changing regulatory requirements, different methods of evaluating and interpreting data, regulatory interpretations of clinical risk and benefit, or otherwise; the risk that EVIZON ceases to meet the criteria for CMA2 Pilot or Fast Track designation at some point in the future; Genaera's reliance on its collaborators, in connection with the development and commercialization of Genaera's product candidates; market acceptance of Genaera's products, if regulatory approval is achieved; competition; general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industry; and the other risks and uncertainties discussed in this announcement and in Genaera's filings with the U.S. Securities and Exchange Commission, all of which are available from the Commission in its EDGAR database at www.sec.gov as well as other sources. You are encouraged to read these reports. Given the uncertainties affecting development stage pharmaceutical companies, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Genaera does not intend (and it is not obligated) to publicly update, revise or correct these forward-looking statements or the risk factors that may relate thereto.